                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]






                                                              September 20, 2000


Advanced Fibre Communications, Inc.
1465 North McDowell Boulevard
Petaluma, CA 94954

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for Advanced Fibre Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 804,034 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company, to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such 804,034 shares of Common Stock. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

        We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                       Very truly yours,

                                       /s/ PILLSBURY MADISON & SUTRO LLP